Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-196634) pertaining to the CareTrust REIT, Inc. and CTR Partnership, L.P. Incentive Award Plan of our report dated February 11, 2015, relating to the consolidated and combined financial statements and financial statement schedule appearing in the Annual Report on Form 10-K of CareTrust REIT, Inc. for the year ended December 31, 2014.

/s/ ERNST & YOUNG LLP

Irvine, California

February 11, 2015